Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, each of the undersigned hereby consent to the joint filing on its behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of the shares of common stock, par value $0.001 per share, of ObsEva SA. The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. The undersigned hereby further agree that this Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: October 26th, 2017

ARES TRADING S.A.		ARES TRADING S.A.

By:	/s/ Luigia Bocola	By:	/s/ Florence Jolidon
Name:	Luigia Bocola	Name:	Florence Jolidon
Title:	Finance Manager / Authorized Representative	Title:	Associate Director / Authorized Representative

MERCK SERONO S.A.		MERCK SERONO S.A.

By:	/s/ Luigia Bocola	By:	/s/ Tearaboth Te
Name:	Luigia Bocola	Name:	Tearaboth Te
Title:	Finance Manager / Authorized Representative	Title:	Treasury Director / Authorized Representative

MERCK KGaA		MERCK KGaA

By:	/s/ Tim Nielsen	By:	/s/ Marco Rau
Name:	Tim Nielsen	Name:	Dr. Marco Rau, LL.M.
Title:	Head of Capital Markets	Title:	Head of Legal Strategy and Transformation